Exhibit 99.3

Dakota Access, LLC

Consolidated Financial Statements
As of and for the Nine Months Ended September 30, 2017 and 2016

Dakota Access, LLC

Dakota Access, LLC
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$39,152	$82,498
Accounts receivable	38,307	3,318
Accounts receivable from affiliate	42,696	94
Materials and supplies	1,838	1,057
Other current assets	888	720
Total current assets	122,881	87,687

Property, plant and equipment	4,067,564	3,734,911
Accumulated depreciation	(37,509)	(150)
Property, plant and equipment, net	4,030,055	3,734,761

Other non-current assets	1,500	—

Total assets	$4,154,436	$3,822,448

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$231	$55,336
Accounts payable to affiliate	15,190	9,596
Accrued interest	2,967	6,612
Accrued and other current liabilities	108,944	303,390
Total current liabilities	127,332	374,934

Long-term debt	2,316,602	975,310
Affiliate notes payable	—	976,302
Other non-current liabilities	28,208	—

Commitments and contingencies (Note 7)

Members’ equity	1,682,294	1,495,902
Total liabilities and members’ equity	$4,154,436	$3,822,448

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statements of Operations
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016

Revenues:
Third party revenues	$103,089	$—
Affiliate revenues	95,495	—
Total revenues	198,584	—

Operating expenses:
Operating and maintenance expenses	22,152	—
General and administrative expenses	2,413	58
Depreciation expense	37,359	108
Total expenses	61,924	166

Operating income (loss)	136,660	(166)

Interest expense	(28,906)	—
Other income	148	90
Net income (loss)	$107,902	$(76)

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statement of Members’ Equity
For the Nine Months Ended September 30, 2017
(Dollars in thousands)
(Unaudited)

	Dakota Access Holdings LLC	Phillips 66 DAPL Holdings LLC	Total

Balance, December 31, 2016	$1,121,927	$373,975	$1,495,902
Net income	80,926	26,976	107,902
Contributions from members	150,138	50,045	200,183
Distribution to members	(91,270)	(30,423)	(121,693)
Balance, September 30, 2017	$1,261,721	$420,573	$1,682,294

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
OPERATING ACTIVITIES:
Net income (loss)	$107,902	$(76)
Reconciliation of net income to cash used in operations:
Depreciation	37,359	108
Amortization in interest expense	1,463	—
Changes in operating assets and liabilities:
Accounts receivable	(38,307)	—
Accounts receivable from affiliates	(31,647)	—
Inventories	(781)	—
Other current assets	(889)	—
Accounts payable and accrued liabilities	11,615	—
Accounts payable to affiliates	10,506	—
Accrued interest	(27,351)	(2,996)
Other non-current assets and liabilities, net	26,708	—
Net cash provided by (used in) operating activities	96,578	(2,964)

INVESTING ACTIVITIES:
Capital expenditures	(580,111)	(1,556,036)
Net cash used in investing activities	(580,111)	(1,556,036)

FINANCING ACTIVITIES:
Contributions from members	200,183	261,033
Distributions to members	(121,693)	—
Proceeds from long-term debt issuance	1,338,000	987,017
Debt issuance costs	—	(13,537)
Borrowing from affiliates	234,526	876,454
Repayments to affiliates	(1,210,829)	(564,454)
Net cash provided by financing activities	440,187	1,546,513

Decrease in cash and cash equivalents	(43,346)	(12,487)
Cash an cash equivalents, beginning of period	82,498	138,372
Cash and cash equivalents, end of period	$39,152	$125,885

Supplemental cash flow information:
Accrued capital expenditures	$91,362	$491,612
Cash paid for interest	$42,997	$4,694

The accompanying notes are an integral part of the consolidated financial statements.

Dakota Access, LLC
Notes to Unaudited Consolidated Financial Statements

1.	Business and Organization:

Business

The consolidated financial statements presented herein reflect the results of Dakota Access, LLC, a Delaware limited liability company formed on October 15, 2014, and its wholly-owned subsidiary, Dakota Access Truck Terminals, LLC, a Delaware limited liability company formed on July 15, 2016 (collectively, the "Company"). Since October 15, 2014, the Company is owned 75% by Dakota Access Holdings LLC (“Holdings”) and 25% by Phillips 66 DAPL Holdings LLC, a subsidiary of Phillips 66. In October 2017, the Phillips 66 interest was acquired by Phillips 66 Partners LP (“Phillips 66”). Holdings is wholly owned by Bakken Pipeline Investments LLC, which is owned 51% by Bakken Holdings Company LLC ("Bakken Holdings"), a subsidiary of Energy Transfer Partners, L.P. ("ETP"), and 49% by MarEn Bakken Company LLC ("MarEn"), an entity jointly owned by Marathon Petroleum Corporation and Enbridge Energy Partners.

The Company owns the Dakota Access Pipeline (“DAPL”), a 1,172-mile crude oil pipeline, which began commercial operations in June 2017.

The Company, together with Energy Transfer Crude Oil Company, LLC ("ETCOP"), forms the Bakken Pipeline project. DAPL provides for the delivery of crude oil from the Bakken/Three Forks production area in North Dakota to market centers in the Midwest and access to ETCOP. DAPL enables shippers to access Midwestern refineries and the Gulf Coast market through an interconnection in Patoka, Illinois with ETCOP.

Organization

The Company is operated under the terms of its limited liability company agreement. Under the terms of this agreement, the Company is managed by a board consisting of one board member appointed by each of Holdings and Phillips 66.

2.	Summary of Significant Accounting Policies:

Basis of Presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions.

Management has evaluated subsequent events that occurred through December 8, 2017, the date the financial statements were available to be issued. Any material subsequent events that occurred through this date have been properly recognized or disclosed in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include investments with original maturities of three months or less. As of September 30, 2017, the Company held cash in amounts greater than federally insured limits.

Property, Plant and Equipment

Property, plant and equipment are carried at cost or at the fair value of the assets as of the acquisition date. The Company capitalizes all costs related to the construction of assets, including interest. Depreciation for financial reporting purposes is computed by the straight-line method over the estimated useful asset lives.

The Company assesses property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the estimated fair value of the asset. No impairment was recorded for the nine months ended September 30, 2017 or 2016.

Revenue Recognition

Revenue is recognized primarily based on tariff rates and the actual volume of crude oil that flows (or is delivered) through the pipeline. Certain customers are contractually-committed to transporting minimum volume amounts each month. To the extent customers fail to meet these minimum volume requirements, they are billed deficiency fees. Customers are provided with a specified make-up period over which they can apply deficiency fees against the cost of future transportation volumes (with certain limitations). Revenue for deficiency fees is deferred until it is determined that customers will be unable to make up the amounts they have paid for such fees and the amounts are recorded in other non-current liabilities on the balance sheet.

Income Tax

The Company is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of the Company and the tax effects of the Company’s activities generally accrue to the members.

Recent Accounting Pronouncements

ASU 2014-09

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company expects to adopt ASU 2014-09 in the first quarter of 2018 and will apply the cumulative catchup transition method, which requires recognition, upon the date of initial application, of the cumulative effect of the retrospective application of the standard.

We are continuing the process of evaluating our revenue contracts to determine the potential impact of adopting the new standard. At this point in our evaluation process, we have determined that the timing and/or amount of revenue that we recognize on certain contracts may be impacted by the adoption of the new standard; however, we are still in the process of quantifying these impacts and cannot say whether or not they would be material to our financial statements.

We currently anticipate a change to revenues and costs associated with the accounting for noncash consideration however we do not expect these changes to impact net income.

We continue to assess the impact of the disclosure requirements under the new standard and are evaluating the manner in which we will disaggregate revenue into categories that show how economic factors affect the nature, timing and uncertainty of revenue and cash flows generated from contracts with customers. In addition, we are in the process of implementing appropriate changes to our business processes, systems and controls to support recognition and disclosure under the new standard. We continue to monitor additional authoritative or interpretive guidance related to the new standard as it becomes available, as well as comparing our conclusions on specific interpretative issues to other peers in our industry, to the extent that such information is available to us.

ASU 2016-02

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which establishes the principles that lessees and lessors shall apply to report useful information to users of financial statements about the amount, timing, and uncertainty of cash flows arising from a lease. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that adopting this new standard will have on the consolidated financial statements and related disclosures.

3.	Property, Plant and Equipment:

Property, plant and equipment consist of the following:

	September 30, 2017	December 31, 2016
	(Dollars in thousands)
Land	$34,798	$—
Buildings (20 years)	43,553	—
Pipelines and equipment (20 to 35 years)	3,530,397	—
Right of way (20 years)	434,698	—
Other (20 years)	482	482
Construction work in progress	23,636	3,734,429
Property, plant and equipment	$4,067,564	$3,734,911

Construction of DAPL was substantially completed in June 2017 and was placed in service and began depreciation June 2017. The Company recorded $37.4 million and $108,141 of depreciation expense for the nine months ended September 30, 2017 and 2016, respectively.

4.	Accrued and Other Current Liabilities:

Accrued and other current liabilities consist primarily of accrued capital expenditures and accrued property tax as of September 30, 2017 and accrued capital expenditures as of December 31, 2016.

5.	Related Party Transactions:

ETP is the operator of the Company; therefore, the employees of ETP perform services for its operations. The Company reimburses ETP for all costs related to these employees. ETP has an agreement to provide the Company with various general and administrative services. Services provided by ETP through May 31, 2017 have related to construction management, and accordingly, those costs were capitalized. Beginning June 1, 2017, the expenses related to the services performed by ETP have been recorded to general and administrative expense.

The Company has also entered into commercial transactions with affiliated entities, recording $95.5 million in affiliated revenues for the nine months ended September 30, 2017.

The Company had accounts receivable and payable to affiliates of $42.7 million and $15.2 million, respectively, as of September 30, 2017 and $94,000 and $9.6 million, respectively, as of December 31, 2016.

In September 2016, Holdings and Phillips 66 entered into a member loan agreement with the Company, whereby Holdings and Phillips 66 agreed to provide the Company construction contributions in the form of affiliate notes rather than capital contributions, which may not exceed $1.41 billion. These member loans were repaid with the remaining $1.40 billion of borrowing capacity under the credit facility. At December 31, 2016, the Company had $976.3 million of outstanding affiliate notes payable, and the notes were repaid in February 2017. Under the terms of the member loan agreement, these notes accrued interest at 2.42%. For the nine months ended September 30, 2017 and 2016, the Company incurred $3.0 million and $1.5 million of interest expense under the member loan agreement, which was capitalized as construction costs.

6.	Long-Term Debt:

In August 2016, the Bakken Pipeline project, which consists of the Company and ETCOP, entered into project-level financing which consists of a $2.50 billion credit facility, maturing in August 2019.

As of September 30, 2017, $2.50 billion was outstanding under this credit facility, of which $2.325 billion relates to the Company and $175.0 million relates to ETCOP. The Company's carrying balance as of September 30, 2017 is net of $8.4 million of unamortized debt fees. For the nine-months ended September 30, 2017, the Company amortized $3.3 million in debt fees, of which $1.8 million has been capitalized as construction costs with the remaining recognized as a component of interest expense.

As of December 31, 2016, $1.10 billion was outstanding under this credit facility of which $987.0 million relates to the Company and $113.0 million relates to ETCOP. The Company's carrying balance as of December 31, 2016 is net of $11.7 million of unamortized debt fees. For the year ended December 31, 2016, the Company amortized $1.8 million, which has been capitalized as construction costs.

The outstanding balance under the credit facility bears interest at a margin plus the applicable elected market rate as determined by the administrative agent. The applicable margin shall range from 0.50% to 0.75% for base rate loans and from 1.50% to 1.75% for Eurodollar loans. The weighted average interest rate on the total amounts outstanding under the credit facility was 2.86% as of September 30, 2017. For the nine months ended September 30, 2017, the Company incurred $41.1 million of interest expense on the credit facility, $20.6 million which has been capitalized as construction costs.

The Company must pay a commitment fee of 0.525% per annum of the outstanding commitment, whether used or unused, and a duration fee ranging from 0.25% to 0.60% of the aggregate principal outstanding on the duration fee payment date, which occur on the 12-month, 18-month, 24-month and 30-month anniversaries of the closing date. These fees are included in interest expense.

As of September 30, 2017, the aggregate fair value the Company's long-term debt was $2.325 billion. Long-term debt comprises borrowings under which interest accrues under a floating interest rate structure that the Company believes represents market conditions. Accordingly, the outstanding balance approximates fair value.

7.	Commitments and Contingencies:

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to any such actions will not materially affect the Company's financial position or results of operations.

Protests and legal actions against the Company's pipeline project
During the summer of 2016, individuals affiliated with or sympathetic to the Standing Rock Sioux Tribe (the “SRST”) began to protest the development of the pipeline project. Protesters trespassed on to the construction site, tampered with equipment, and disrupted construction activity at the site. In response to the protests, DAPL filed a lawsuit in federal court in North Dakota to restrain protestors from disrupting construction and also requested a temporary restraining order (“TRO”) against the Chairman of the SRST and the protestors. The U.S. District Court granted and later dissolved a TRO enjoining protest activity. The protestors moved to dismiss the lawsuit and the Court granted their motion in May 2017.

On July 25, 2016, the U.S. Army Corps of Engineers (“USACE”) issued permits to DAPL consistent with environmental and historic preservation statutes for the pipeline to make two crossings of the Missouri River in North Dakota, including a crossing of the Missouri River at Lake Oahe. After significant delay, the USACE also issued easements to allow the pipeline to cross land owned by the USACE adjacent to the Missouri River in two locations. Also in July, the SRST filed a lawsuit in the U.S. District Court for the District of Columbia against the USACE that challenged the legality of the permits issued for the construction of DAPL across those waterways and claimed violations of the National Historic Preservation Act (“NHPA”). The SRST also sought a preliminary injunction to rescind the USACE permits while the case is pending. Dakota Access intervened in the case. The SRST soon added a request for an emergency TRO to stop construction on the pipeline project. On September 9, 2016, the Court denied SRST’s motion for a preliminary injunction, rendering the TRO request moot. After the September 9 ruling, the Department of the Army, the DOJ, and the Department of the Interior released a joint statement that the USACE would not grant the easement for the land adjacent to Lake Oahe until the Army completed a review to determine whether it was necessary to reconsider the USACE’s decision under various federal statutes relevant to the pipeline approval.

The SRST appealed the denial of the preliminary injunction to the U.S. Court of Appeals for the D.C. Circuit and filed an emergency motion in the U.S. District Court for an injunction pending the appeal, which was denied. The D.C. Circuit then denied the SRST’s application for an injunction pending appeal and later dismissed SRST’s appeal of the order denying the preliminary injunction motion. The SRST filed an amended complaint and added claims based on treaties between the tribes and the United States and statutes governing the use of government property.

In December 2016, the Department of the Army announced that, although its prior actions complied with the law, it intended to conduct further environmental review of the crossing at Lake Oahe. In February 2017, in response to a presidential memorandum, the Department of the Army decided that no further environmental review was necessary and delivered an easement to DAPL allowing the pipeline to cross Lake Oahe. Almost immediately, the Cheyenne River Sioux Tribe (“CRST”), which had intervened in the lawsuit in August 2016, moved for a preliminary injunction and TRO to block operation of the pipeline. These motions raised, for the first time, claims based on the religious rights of the tribe. The district court denied the TRO and preliminary injunction, and the CRST appealed and requested an injunction pending appeal in the district court and the D.C. Circuit. Both courts denied the CRST’s request for an injunction pending appeal. Shortly thereafter, at CRST’s request, the D.C. Circuit dismissed CRST’s appeal.

The SRST and the CRST amended their complaints to incorporate religious freedom and other claims. In addition, the Oglala and Yankton Sioux tribes have filed related lawsuits to prevent construction of the DAPL project. These lawsuits have been consolidated into the action initiated by the SRST. Several individual members of the Tribes have also intervened in the lawsuit asserting claims that overlap with those brought by the four tribes.

On June 14, 2017, the Court ruled on SRST’s and CRST’s motions for partial summary judgment and the USACE’s crossmotions for partial summary judgment. The Court rejected the majority of the Tribes’ assertions and granted summary judgment on most claims in favor of the USACE and DAPL. In particular, the Court concluded that the USACE had not violated any trust duties owed to the Tribes and had generally complied with its obligations under the Clean Water Act, the Rivers and Harbors Act, the Mineral Leasing Act, the National Environmental Policy Act (“NEPA”) and other related statutes; however, the Court remanded to the USACE three discrete issues for further analysis and explanation of its prior determination under certain of these statutes. The USACE has advised the Court that it expects to have completed this additional work by the end of 2017. On October 11, 2017, the District Court issued an order that allowed the Dakota Access Pipeline to stay in operation while the USACE conducts the additional review. In early October, 2017, the USACE advised the Court that it expects to complete its review by April, 2018. The Court has stayed consideration of any other claims until it fully resolves the remaining issues relating to its remand order.

While management believes that the pending lawsuits are unlikely to block operation of the pipeline, they cannot assure this outcome. Management cannot determine when or how these lawsuits will be resolved or the impact they may have on the DAPL project.